CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we consent to the use of our report, dated July 28, 2020 for the AINN Fund, a series of MSS Series Trust, and to all references to our firm included in or made a part of this Post-Effective Amendment No. 55 under the Securities Act of 1933 and Amendment No. 56 under the Investment Company Act of 1940 to the AINN Fund’s Registration Statement on Form N-1A (File Nos. 333-135714 and 811-21927), including the reference to our firm under the heading “Financial Highlights” in the Prospectus of the Fund and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Funds.

September 25, 2020

Abington, PA